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EXHIBIT 11


                         SELECTIVE INSURANCE GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                   Quarter ended          Six months ended
($ in thousands,                    September 30            September 30
except per share data)            1997        1996        1997        1996
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Primary earnings per share:

  Net income                 $    18,395      12,252      52,199      36,712
  Weighted average number of
   shares of common stock
   outstanding                14,675,695  14,610,404  14,658,183  14,543,563

  Net income per share of
   common stock              $      1.25         .84        3.56        2.53
                              ==========  ==========  ==========  ==========

Fully diluted earnings per share:

  Income applicable to common stock
   on a fully diluted basis:

  Net income                 $    18,395      12,252      52,199      36,712
  Interest on convertible
   debentures                        150         135         452         453
  Amortization of other
   debt expenses                       2           2           6           6
  Tax effect on interest
   and debt expenses                 (53)        (48)       (160)       (161)
                              ----------   ---------   ---------  ----------
                             $    18,494      12,341      52,497      37,010
                              ==========   =========   =========   =========

Weighted average number of shares
   outstanding on a fully diluted basis:

  Weighted average number of
   common shares outstanding  14,675,695  14,610,404  14,658,183  14,543,563
  Additional shares assuming
   conversion of debentures      485,465     489,207     485,762     505,676
                              ----------  ----------  ----------  ----------
                              15,161,160  15,099,611  15,143,945  15,040,239
                              ==========  ==========  ==========  ==========
  Fully diluted income per
   share of common stock     $      1.22         .82        3.47        2.46
                              ==========  ==========  ==========  ==========